Exhibit 10.8

Technology Transfer/Manufacturing Agreement

This Technology Transfer Agreement (this “Agreement”) is effective as of September 30, 2022 (the “Effective Date”), by and between Essent Biologics, LLC, a Delaware corporation (“Essent”), Johns Hopkins University on behalf of its School of Medicine, a Maryland non-profit educational institution, (“JHU”), and Aegeria Soft Tissue, LLC, a Delaware limited liability company with no Affiliates. “Aegeria”). Essent, JHU and Aegeria are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Essent has substantial expertise in product development and manufacturing of its own biomaterial products; and

WHEREAS, JHU is the recipient of Grant No.: W81XWH2010333 from U.S. ARMY MEDICAL RESEARCH ACQUISITION ACTIVITY, entitled “Large Volume Soft Tissue Reconstruction Using Acellular Adipose Tissue”,) the (“Grant”);

WHEREAS, JHU has engaged Essent to manufacture and provide acellular adipose tissue needed to meet JHU’s obligations under the Grant;

WHEREAS, the technology and Intellectual Property required to manufacture such tissue will be provided by Aegeria, which is the licensee under an exclusive license agreement between Aegeria and JHU effective APRIL 12,2011, and which is willing to transfer the Technology to Essent for the sole purpose of manufacturing AAT101 and other Products for JHU’s use under the Grant

WHEREAS, to permit Essent to continue to develop and manufacture the Products, the parties desire to enter into this Agreement to set forth manufacturing, technology transfer and other related activities to be performed by Essent; and

WHEREAS, the parties intend to negotiate a comprehensive manufacturing agreement based on what they have learned in the course or performing this Agreement, the “Manufacturing Agreement”, AND

WHEREAS, the parties acknowledge that Aegeria may benefit commercially from the data and product produced or generated by Essent pursuant to this agreement and that Jennifer Elisseeff is and will continue to be the Principal Investigator under the grant, a member of the JHU faculty, and the Chief Executive Officer of Aegeria.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, the Parties mutually agree as follows:

ARTICLE1

DEFINITIONS

As used in this Agreement, the following terms will have the following meanings:

1.1.	“Affiliate” means any person or entity that, directly or indirectly, through one or more intermediaries, owns, is owned by or is under common ownership with, a Party, where “own,” “owned” and “ownership” refer to (a) direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable ownership in any other type of entity; or (b) the actual ability of an entity, person or group to control and direct the management of the person or entity, whether by contract or otherwise.

1.2.	“Confidential Information” of a Party means all confidential or proprietary information of such Party that the other Party (or its Representatives) receives or learns under this Agreement, whether conveyed orally or in written, electronic, or tangible form, or otherwise obtained through observation or examination of the disclosing party’s operations. Without limiting the foregoing (a) Confidential Information shall include manufacturing processes and methods propriety to Essent that are (i) generally applicable to the manufacturing of therapeutic products, and (ii) which are not specifically related to the making, using or developing Products; and (b) Confidential Information shall include materials, manufacturing processes and methods that are required to make, use or develop Products, taken as a whole. As it relates to Confidential Information of Aegeria, Confidential Information shall include the Technology and certain inventions and developments owned by Johns Hopkins University related to Chondroitin Sulfate-based Two-component Adhesive and Hydrogel (JHU Ref: C5068), Applying Biomaterials to Lipoaspirate to Promote the Survival of Autologous Fat Transfer (JHU Ref: C10231), Compositions and Methods for Implantation of Processed Adipose Tissue and Processed Adipose Tissue Products (JHU Ref: C11055) developed by Dr. Jennifer Elisseeff et al. of the Johns Hopkins University. A Party’s Confidential Information will also include any information that constitutes Confidential Information of such Party pursuant to the terms of the Manufacturing Agreement. Confidential Information shall not include any information to the extent that Recipient can demonstrate by competent evidence (i) is now, or hereafter becomes, through no act or failure to act on the part of Recipient or its Representatives in breach of ARTICLE 6, generally known or available; (ii) is known by Recipient at the time of receiving such information as shown by written records predating such; (iii) is furnished after the Effective Date to Recipient by a Third Party, without breach of and not subject to any obligation of confidentiality; or (iv) is independently developed by Recipient without use of or reference to Confidential Information of Discloser, as shown by independent written records contemporaneous with such development.

1.3.	“Control,” “Controls” and “Controlled” mean, with respect to a particular item of information or Intellectual Property Right, that the applicable Party owns or has a license to such item or right and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such item or rights as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.4.	“Discloser” has the meaning set forth in Section 6.1.

1.5.	“General Manufacturing IP” any Intellectual Property Rights that cover manufacturing processes and methods that are generally applicable to manufacturing therapeutic products and not specific to the manufacturing of the Products.

1.6.	“Innovations” means inventions, discoveries, works of authorship, trade secrets and other know-how or developments.

1.7.	“Intellectual Property Rights” means all rights in, to and under Patents, copyrights, trademarks, service marks, trade secrets, mask works and applications for the foregoing, in any country, supra-national organization or territory of the world.

1.8.	“Master Production Records” or “MPRs” means master production and control records maintained by Essent relating to the Products as required under the Federal Food, Drug and Cosmetic Act and its implementing regulations (which will include any such documentation that is generated by Essent and that (i) defines the manufacturing methods, test methods, specifications, materials, and other procedures, directions and controls associated with the manufacture and testing of the Products, (ii) any specifications of raw materials, resins and other consumables to be used in the manufacture of the Products, (iii) in process and final the Products sampling standards, and (iv) equipment and instrumentation specifications and standard operating procedures, including, without limitation, standard operating procedures for in-process quality control testing and the Products packaging and aliquoting procedures).

1.9.	“Manufacturing Process” means, for each Product, the process used to manufacture and test such Product as described in (a) the then-current manufacturing specification of such Product (the “Specification”) and (b) the relevant standard operating procedure documentation for such Product (the “SOPs”).

1.10.	“Manufacturing-Related Documentation” has the meaning set forth in the definition of Transferred Information.

1.11.	“Essent IP” means Intellectual Property Rights Controlled by Essent.

1.12.	Aegeria Innovations” means all Innovations that Aegeria either Controls as of the Effective Date or gains Control of independently of activities under this Agreement, including all Intellectual Property Rights in any of the foregoing.

1.13.	“Aegeria IP” means, to the extent Controlled by Aegeria, Intellectual Property Rights claiming or covering Aegeria Innovations that, in the absence of a license thereunder, would be infringed or misappropriated by Essent’s performance of its obligations under this Agreement.

1.14.	“JHU IP” means, to the extent Controlled by JHU, Intellectual Property Rights claiming or covering JHU Innovations that, in the absence of a license thereunder, would be infringed or misappropriated by Essent’s performance of its obligations under this Agreement.

1.15.	1.15. “Patents” means (a) United States issued patents, re-examinations, reissues, renewals, extensions, patent term restorations, and foreign counterparts of each of the foregoing; and (b) pending applications for United States patents and foreign counterparts thereof, whether issued or not.

1.16.	1.16. “Process-Related IP” has the meaning set forth in Section 8.3.

1.17.	“Products” means ATT101 and any other therapeutic products of Aegeria that are (a) developed or manufactured by Essent (or its Affiliates) for Aegeria pursuant to a manufacturing service agreement between the Parties (or their Affiliates), and (b) designated by Aegeria for manufacturing and technology transfer under this Agreement, which designation will be in Aegeria’ sole and absolute discretion.

1.18.	“Raw Materials” has the meaning set forth in Section 4.1.2.

1.19.	“Recipient” has the meaning set forth in Section 6.1.

1.20.	“Regulatory Approval” means all approvals, product or establishment licenses, registrations, or authorizations of all Regulatory Authorities necessary for the manufacture, use, storage, import, export, transport, and sale of a biological product in a jurisdiction.

1.21.	“Regulatory Authority” means a supranational, national, or local regulatory agency or other governmental entity with the authority to grant a Regulatory Approval.

1.22.	“Representatives” has the meaning set forth in Section 6.1.

1.23.	“Services” means those technology transfer services to be performed by Essent hereunder as set forth in ARTICLE 2, Section 4.1 and the Statement of Work.

1.24.	“Services Commencement Date” has the meaning set forth in Section 2.1.2.

1.25.	“Services Term” means the period commencing on the Services Commencement Date and ending after completion of the statement of work.

1.26.	“SOP” has the meaning set forth in the definition of Manufacturing Process.

1.27.	“Specifications” has the meaning set forth in the definition of Manufacturing Process.

1.28.	“Third Party” means any person or entity other than the Parties or their respective Affiliates.

1.29.	“Transferred Information” means (a) the Manufacturing Process for each Product manufactured as of the Services Commencement Date in its then-current form, including all related information as reasonably necessary for Essent to practice the Manufacturing Processes for such Products, (b) all documentation (including the MPRs, Specifications and SOPs) that is Controlled by Essent and that is necessary to perform the Manufacturing Process for each Product as of the Services Commencement Date (the “Manufacturing-Related Documentation”), and (c) any other information and data in Essent’s possession relating to the Manufacturing Process for each Product as may be necessary for inclusion in any submission with a regulatory authority for approval to manufacture, market or sell such Product.

1.30.	“Transferred Materials” has the meaning set forth in Section 4.1.2.

1.31.	“Trigger Date” means the date Essent receives written request from Aegeria that it desires for Essent to commence the Services.

1.32.	“Statement of Work” means the Statement of Work (SOW) attached hereto as Appendix A and incorporated herein by this reference (as such Statement of Work may be amended from time to time by written agreement of both Parties).

ARTICLE2

OVERVIEW; Statement of Work.

2.1.	Project; Schedule.

2.1.1	The Parties are entering into this Agreement with the purpose of performing the activities as provided in the Statement of Work to allow Essent to manufacture the Products after the Trigger Date and to provide the information necessary to enable the parties to enter into the Manufacturing Agreement.

2.1.2	Services under this Agreement will commence within ten (10) days after the Trigger Date (the “Services Commencement Date”).

2.1.3	Subject to the terms and conditions of this Agreement, during the Services Term each Party agrees to perform its obligations under the Statement of Work. In addition, during the Services Term:

a)	Essent will perform the Services in accordance with this Agreement and the Statement of Work;
b)	Essent will use or make available appropriate personnel (including without limitation those with expertise in technical development, manufacturing, operations, quality control, quality assurance and regulatory affairs) to conduct the Services at one or more facilities as designated by JHU in its sole and absolute discretion;
c)	Aegeria will use or make available appropriate personnel (including without limitation those with expertise in technical development, manufacturing, operations, quality control, quality assurance and regulatory affairs) to receive the Services at one or more facilities as designated by JHU in its sole and absolute discretion;

d)	And each Party will assign adequate staffing and other resources and use commercially reasonable efforts to achieve successful transfer of the Transferred Information and Transferred Materials to Essent prior to the end of the Services Term.

2.1.4	The work of each Party hereunder will be performed in a professional and workmanlike manner in accordance with the standards of performance in the industry.

2.1.5	Aegeria acknowledges and agrees that the successful technology transfer is not possible without Aegeria’ reasonable cooperation and reasonable assistance, and without provision of appropriate personnel who are qualified and experienced in manufacturing of similar therapeutic products, and Essent will not be responsible for any failure of technology transfer resulting from Aegeria’ failure to provide any such cooperation, assistance, and personnel.

2.2.	Statement of Work.

2.2.1	Attached hereto as Appendix A is the Statement of Work for the technology transfer, manufacturing and other activities as provided therein may need to be adjusted from time to time and agree to work together in good faith to agree upon any adjustments as necessary to fully transfer the Transferred Information and Transferred Materials to Essent. Any such adjustments shall be in writing signed by the parties.

ARTICLE3

PRICES AND PAYMENT.

3.1.	Payment.

3.1.1	JHU shall pay Essent for Services at a reasonable and customary hourly rate agreed between the Parties and set forth in the Statement of Work.

3.1.2	Products that JHU has paid Essent to manufacture under the Manufacturing Agreement will be transferred to JHU free of any additional charge.

3.1.3	JHU will pay for any Raw Materials transferred to it pursuant to Section 4.1.2 that have not been paid for by Aegeria pursuant to the terms of the Manufacturing Agreement at the following rate: (a) for Raw Materials purchased from Third Parties, Essent’s cost of such Raw Materials, or (b) for Raw Materials manufactured by Essent, Essent’s actual, fully-burdened cost for such Raw Materials.

3.2.	Third Party Costs. JHU will reimburse Essent for any reasonable out-of-pocket costs incurred by Essent (including travel expenses) in performing the Services which are evidenced by supporting documentation to be provided by Essent to JHU. For any out-of-pocket cost exceeding five hundred US dollars ($500.00), Essent shall receive the written consent of JHU prior to incurring such costs.

3.3.	Payment. JHU will pay all undisputed amounts due Essent under this ARTICLE 3 within sixty (60) days after receipt of each invoice from Essent. All payments to be made under this Agreement shall be made in United States dollars to a bank account designated in writing by Essent.

3.4.	Change Order Request. In situation of a substantial change or addition to the defined scope and objectives in the Statement of Work, change order request should be submitted to Essent. The change order will be assessed within 14 days and a response provided to the requestor. The implementation of the change will be handled in accordance with the Essent change management system. If the change results in the need for additional funds, the cost of the change will be summarized in a separate Statement of Work and charged in a separate invoice.

ARTICLE4

TECHNOLOGY AND INFORMATION; INTELLECTUAL PROPERTY.

4.1.	Technology Transfer.

4.1.1	Transfer and Use of Transferred Information. During the Services Term, Aegeria will transfer to Essent complete copies of the Transferred Information and Transferred Materials. Essent shall be entitled to maintain and use the Transferred Information solely for the purposes of manufacturing the Products pursuant to the license set forth in Section 4.2.11.

4.1.2	Transfer of Materials and Related Information. During the Services Term, Essent shall transfer and deliver to JHU (i) any Products developed or manufactured by Essent on behalf of JHU, (ii) any raw materials purchased specifically in connection with performance of the Services or pursuant to the Manufacturing Agreement the “Raw Materials”), and (iii) a copy of any documentation in Essent’s possession or under its Control that pertains to such Products and Raw Materials (such documentation, collectively with the such Products and Raw Materials, the “Transferred Materials”).

4.1.3	Observation of Manufacturing Process. In connection with such technology transfer, upon reasonable notice, Essent will permit reasonable access to the facility where Products are manufactured during normal business hours to employees or consultants of Aegeria or JHU to learn about the Manufacturing Process. While at the Essent facility, such employees shall follow Essent’s policies and procedures and shall use reasonable efforts to avoid interrupting or interfering with the work of other Essent personnel and may observe only activities related to the Products and Manufacturing Process. If reasonably requested by JHU, Essent personnel will visit Aegeria’ Facilities to consult and advise on performance of the Manufacturing Processes.

4.2.	Intellectual Property Rights; License.

4.2.1	Aegeria License to Essent. Subject to the terms and conditions of this Agreement, Aegeria hereby grants to Essent a non-exclusive, worldwide, royalty-free, paid-up, nontransferable (except as set forth in Section 8.5), , license, under the Aegeria IP, to: (a) use and reproduce the Transferred Information and (b) use and practice the Manufacturing Processes; in each case of (a) and (b) solely to the extent necessary to manufacture and have manufactured the Products. Except for the foregoing, no other license is granted, no other use is permitted, and all other rights are expressly reserved. Essent shall have no rights, title, or interest in, or to, any Aegeria IP other than the license expressly set forth in this Section 4.2.1.

4.2.2	Essent IP. Aegeria shall have no rights, title, or interest into any Essent IP and no such Essent IP shall be deemed transferred or licensed to Aegeria pursuant to this Agreement. Furthermore, nothing in this Agreement or the Statement of Work shall derogate from, limit, or affect Essent’s ownership of any Intellectual Property as set forth in the Manufacturing Agreement.

ARTICLE5

REPRESENTATIONS AND WARRANTIES; DISCLAIMER.

5.1.	Product Warranties and Remedy. To the extent Essent transfers any Products to JHU in connection with this Agreement and the Statement of Work, Essent warrants that the Products to be transferred are free and clear of any encumbrances, mortgages, liens, pledges, or third-party rights of any kind. Essent represents and warrants that it will manufacture, store, and prepare all Products for shipping in accordance with JHU requirements. Essent shall ensure that the housekeeping and maintenances of each facility complies with JHU requirements. Essent may not change manufacturing of Products to an alternate facility or make changes to Product manufacturing processes without first obtaining JHU’s written approval.

5.2.	General Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

5.2.1	Existence and Power. It is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state or country in which it is incorporated or organized, as applicable, and has full corporate or company power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated to be conducted in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.

5.2.2	Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate or company power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate or company action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

5.2.3	Title and Performance: As of the Effective Date, Aegeria has sufficient legal and beneficial title under the Aegeria IP necessary to perform its activities contemplated under this Agreement and to grant the licenses that it is obligated to grant to Essent pursuant to Section 4.2.1. Essent represents and warrants that it will provide the Services in a professional and workmanlike manner, consistent with best industry practices.

5.2.4	Disclaimer. Except as set forth in this agreement and in the statement of work, neither party makes any representations or warranties, whether oral or written, express, implied, statutory, or otherwise, relating to any subject matter of this agreement, and each party hereby disclaims all other warranties, including, without limitation, the implied warranties of merchantability, fitness for any particular purpose or any warranty arising from course of dealing, course of performance of usage in trade.

ARTICLE6

CONFIDENTIALITY.

6.1.	Confidential Information; Exceptions. Each Party (in such capacity, “Recipient”) will, and will ensure that its employees, contractors, representatives and agents (“Representatives”) will,: (a) maintain all Confidential Information of the other Party (in such capacity, “Discloser”) in trust and confidence; (b) not disclose any Confidential Information of the Discloser to any Third Party (except that a Recipient may disclose such Confidential Information to those of its Representatives, its Affiliates and its Affiliates’ Representatives who require such information in order to perform a Recipient’s obligations or exercise Recipient’s rights under this Agreement and who are subject to binding obligations of confidentiality and materially similar to those of this ARTICLE 6); (c) not disclose or use any Confidential Information of Discloser for any purposes other than to perform a Recipient’s obligations or exercise Recipient’s rights under this Agreement; (d) not use any Confidential Information of Discloser for any purpose or in any manner that would constitute a violation of any applicable governmental laws, rules, regulations, or orders, including without limitation the export control laws of the United States; and (e) not reproduce any Confidential Information of Discloser in any form except as required to perform Recipient’s obligations or exercise its rights under this Agreement. Each Recipient will use at least the same standard of care as it uses to protect its own Confidential Information of a similar nature to prevent unauthorized disclosures or uses of Confidential Information of Discloser, but in any event, Recipient will use no less than commercially reasonable care to achieve such objectives. Recipient will promptly notify Discloser upon discovery of any unauthorized use or disclosure of the Confidential Information of Discloser. The Parties agree that the material financial, commercial, scientific, and technical terms of the Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, either Party may provide a copy of this Agreement or otherwise disclose such terms to bona fide potential corporate partners, potential investors or merger or acquisition partners, and to commercial lenders, financial underwriters, investment bankers and legal and financial advisors, provided that all such disclosures shall be made only to such Parties on a confidential basis that is at least as protective and restrictive as this Section 6.1.

6.2.	Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Recipient may disclose Confidential Information of Discloser: (i) to the extent and to the persons and entities required by an applicable governmental law, rule, regulation or order; provided, however, that Recipient shall first have given prompt notice to Discloser hereto as soon as reasonably practicable to enable it to seek any available exemptions from or limitations on such disclosure requirement and Recipient shall reasonably cooperate, at Discloser’s expense, in such efforts by Discloser; (ii) to permitted sublicensees (solely to the extent necessary to accomplish the purposes of the sublicense), successors and assigns under this Agreement; (iii) in the case of Aegeria, to Regulatory Authorities, to the extent necessary for the purpose of obtaining Regulatory Approval for Products; and (iv) to identified Third Parties with the prior, express, specific, written permission of Discloser.

6.3.	Publicity. Neither Party will issue any publicity release or announcement containing information about this Agreement without the advance written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law, in which case the Party making the release or announcement shall, before making any such release or announcement, afford the other Party a reasonable opportunity to review and comment upon such release or announcement to the extent practicable. Either party may disclose the existence of this Agreement and such information about it as is necessary in the ordinary course of its business.

6.4.	Injunctive Relief. The Parties expressly acknowledge and agree that any breach or threatened breach of this ARTICLE 6 may cause immediate and irreparable harm to Discloser, which harm may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, Discloser shall have the right to seek equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

ARTICLE7

INDEMNITY

Essent agrees to indemnify and hold harmless the JHU, its trustees, officers, employees, and agents and Aegeria and its officers, directors, and unit holders, (collectively, “Indemnitees”) from and against any and all third party liability, damages, losses, costs, expenses, judgments, and reasonable attorney fees arising out of Essent’s failure to manufacture, package ship or label the Products in accordance with JHU specifications. This indemnity is conditioned upon an Indemnitee’s notifying Sponsor of any claim falling within this indemnity within a reasonable time after the Indemnitee receives notice of such claim. Notwithstanding anything to the contrary contained herein, Essent shall not have any obligation to defend, indemnify or hold Indemnitees harmless from claims, suits or damages arising as a result of, or in connection with, the willful misconduct or negligent acts or omissions of Indemnitees.

ARTICLE8

TERM AND TERMINATION.

8.1.	Term. The initial term of this Agreement will commence on the Effective Date and terminate on the last day of the Services Term.

8.2.	Termination by Either Party for Breach. If a Party materially breaches this Agreement and fails to cure such breach within thirty (30) days from the date of receipt of written notice of such breach, the non-breaching Party may terminate this Agreement with ten (10) days’ written notice to the other Party.

8.3.	Effect of Termination. Upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall cease, except that the following will survive: (a) accrued rights to payment and remedies for breach; (b) ARTICLE 1 (to the extent necessary to interpret any surviving provision of this Agreement), Section 4.2.11, ARTICLE 6, ARTICLE 7, Section 8.3 and ARTICLE 9.

ARTICLE9

MISCELLANEOUS.

9.1.	Notice. All notices hereunder shall be in writing and shall be deemed given upon (a) personal delivery, (b) facsimile transmission with electronic confirmation of transmission, if sent during the recipient’s normal business hours, or otherwise on the recipient’s next normal business day, (c) receipt after delivery by nationally-recognized bonded courier when sent for next business day delivery, or (d) receipt after sending by certified or registered mail, postage prepaid and return receipt requested personally, to the following addresses or fax numbers of the respective Parties:

If to Aegeria:	If to Essent Biologics, LLC

Aegeria	Essent Biologics, LLC

Attention:	Attention:
Address:	Address:
City, ST, Zip:	City, ST, Zip:

If to JHU:

Thomas F. Burns, JD, MBA

Assistant Dean for Research Affairs
Office of Research Administration
733 N. Broadway, Suite 117

Baltimore, MD 21205

410-502-7831

tburns11@jhmi.edu

A Party may change its address or fax number for notice by giving notice under this Section 9.1.

9.2.	Use of Names. Neither Party shall use the name, trade name, trademark, or other designation of the other Party (including contraction, abbreviation, or simulation of any of the foregoing) in advertising, publicity, or other promotional activities. Under no circumstances shall either Party state or imply in any promotional material, publication, or other published announcement that the other Party has tested or approved any product.

9.3.	Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Essent, as a licensee of Aegeria IP licensed under Section 4.2.11 (the “Process-Related IP”), shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

9.4.	Waiver. The failure on the part of either Party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times hereafter.

9.5.	Assignment; Binding Effect. Neither Party will assign its rights or duties under this Agreement to another without the prior express written consent of the other Party, which shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement to (a) its Affiliates, or (b) a successor by merger, acquisition, or sale of all or substantially all of such Party’s business assets, without the other Party’s consent, provided that such successor will expressly assume in writing the obligation to perform in accordance with the terms and conditions of this Agreement. Any purported assignment not in compliance with this Section 8.5 shall be void. This Agreement shall be binding upon each Party’s successors and permitted assignees.

9.6.	Independent Parties. Neither Party is an employee or a legal representative of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.

9.7.	Force Majeure. Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, interruption of supply of key raw materials, civil disorder, pandemic, and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay and uses and continues to use commercially reasonable efforts to overcome such delay.

9.8.	Severability. If any item or provision of this Agreement shall to any extent be invalid or unenforceable, it shall be severed from this Agreement, and the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

9.9.	Governing Law. For any disputes under this Agreement, State of Maryland law (excluding conflict of laws principles) governs, and the Parties are free to institute litigation or seek any remedy available to them.

9.10.	Entire Agreement; Modification. This Agreement, including the Statement of Work and all Appendices referenced herein constitutes the entire agreement and understanding of the Parties and supersedes any prior agreements or understandings relating to the subject matter hereof. Any modification of this Agreement shall be effective only to the extent it is reduced to writing and signed by both Parties. This Agreement is intended to supplement the Manufacturing Agreement, however, in the event that any term or condition of this Agreement conflicts with the Manufacturing Agreement, the Manufacturing Agreement will control as it relates to the manufacture of Products and this Agreement will control for all other purposes.

9.11.	Jury Trial Waiver. Each party acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement or any of the other documents or the transactions contemplated by this agreement.

9.12.	Limitation of Liability. Except as set forth below, in no event shall either party be liable to the other party concerning any subject matter of this agreement, regardless of the form of any claim or action (whether in contract, negligence, strict liability or otherwise), for any: (a) indirect, incidental or consequential damages, even if advised of the possibility of such damages, or (b) The foregoing limitations shall not apply to any breach of article 6. These limitations are independent from all other provisions of this agreement and shall apply notwithstanding the failure of any remedy provided herein.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

AEGERIA

By:	/s/ Lee Mark
Name:	Lee Mark 10/4/2022
Title:	Counsel, Secretary

ESSENT BIOLOGICS, LLC

By:	/s/ Corey Stone
Name:	Corey Stone 10/3/2022
Title:	President

JHU

By:	/s/ Thomas Burns
Name:	Thomas Burns 10/3/2022
Title:	Assistant Dean for Research Affairs

[Signature Page to Technology Transfer/Manufacturing Agreement]

List of Exhibits and Schedules Omitted from the Technology Transfer/Manufacturing Agreement

Appendix:

Appendix A:	Statement of Work